TERMS FOR PURCHASE OF ASSETS OF VIDGO, INC.

March 9, 2024

The following is a summary of the principal terms with respect to the proposal being considered by Bravo Acquisition Corp., a Nevada corporation ("Buyer"), and Vidgo, Inc., a Delaware corporation ("Seller"), regarding the acquisition of substantially all of the assets of Seller. The proposed acquisition of the assets shall be referred to as the "Transaction."

1. Purchase Terms

a. Assets

(1) Programming contracts as determined by Buyer (the "Assumed Contracts").

(2) Worldwide, royalty free, nonassessable license ("Platform License Agreement") to the technology assets related to Seller's multichannel video programming distribution platform and player. This license will be in effect for 12 months or such longer period as necessary but not to exceed 15 months from the closing date to obtain the contract provider's approval and to transition the Vidgo network content of the Assumed Contracts from the Vidgo streaming platform to the Buyer's streaming platform.

b. Liabilities

(1) No assumed liabilities, except for the initial twelve months of Minimum Guarantee ("MG") payments owed in association with the Assumed Contracts incurred following the closing, in an amount based on the MG associated with the Assumed Contracts.

(2) The parties will evaluate Buyer's solution for replacement of Harmonics and they will review fees to be charged by Harmonics for teleport, transcoding and master control. Buyer has a more cost-effective third-party DRM provider and would plan to use that third party provider, provided that it would not be necessary to obtain additional network consent.

(3) Prior to closing, the parties will agree on the calculation of all support costs for operation of the Vidgo platform prior to transition to Buyer's platform, including the costs of such transition. All costs associated with operating the platform under the Sellers license with be the sole responsibility of the Buyer.

c. Purchase Price

(1) The Purchase Price shall be $10,000,000 in cash plus equity consideration equal to $1,000,000 in Buyer's stock. The Purchase Price will be paid directly by Buyer at the time of the transfer of the Assumed Contracts. In addition, Buyer will assume the liabilities per section 1(b)(1) above.

(2) The Closing will occur on the approval of all content providers associated with the Assumed Contracts and completion of settlement agreements with all vendors, so that the Buyer's streaming platform shall be fully operational within an agreed upon time period. As a demonstration of good faith $10,000,000 will be placed in escrow no later than March 20, 2024, with all payees listed that are required to deliver the Assumed Contracts and Platform License Agreement. All vendors will be paid out of escrow and the remainder of the funds in escrow will be released to Vidgo as the Purchase Price.

d. Buyer

Bravo Acquisition Corp.

2. Proposed Definitive Agreement

(1) Asset Purchase Agreement
(2) License Agreement

3. Conditions to Close

(1) Consents for assignment of certain Assumed Contracts to Buyer, including contracts with Disney/ESPN/ABC, Fox, A&E and Univision and the other

providers listed in the Assumed Contracts. See schedule A for full line up of individual channels provided by these contracts.

(2) Consents to the assignment of all Assumed Contracts are obtained.

(3) Settlements with all vendors necessary for the delivery of Assumed Contracts are obtained.

(4) Approval by Buyer's and Seller's boards of directors, and if required, the parties' shareholders, and applicable regulatory bodies.

4.	Expiration	11:59 pm EST, March 11, 2024, unless rejected by Seller or withdrawn by Buyer.
5.	Confidentiality	All information, both written and oral, obtained by the parties in connection with the Transaction, including this summary of terms, is confidential to the parties.
6.	No Binding Agreement	Neither these terms nor the acceptance of the summary of terms shall give rise to any legally binding or enforceable obligation until a final definitive agreement has been executed and delivered, with the exception that Seller hereby agrees it will not shop or negotiate the sale or transfer of the assets as described herein for the lesser of 60 days from the date hereof or the termination of this Agreement.

Very truly yours,

Bravo Acquisition Corp.

By: [redacted]
Name: Kayla Slick
Title: COO & Director

Agreed to and accepted:
Vidgo, Inc.

By: [redacted]
Name: Shane Cannon
Title: President